KAYNE ANDERSON CAPITAL ADVISORS, L.P. ("KACALP")

CODE OF ETHICS/INSIDER TRADING

A. GENERAL

This Code of Ethics is predicated on the principle that KACALP owes a fiduciary
duty to its clients.   Accordingly, KACALP's employees must avoid activities,
interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, KACALP employees must:

         o PLACE CLIENT INTERESTS AHEAD OF KACALP'S -- As a fiduciary, KACALP must serve in its clients' best interests. In other words, employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

         o ENGAGE IN PERSONAL INVESTING THAT IS IN FULL COMPLIANCE WITH KACALP'S CODE OF ETHICS - Employees must review and abide by KACALP's Personal Securities Transaction and Insider Trading Policies.

         o AVOID TAKING ADVANTAGE OF YOUR POSITION -- Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

Compliance with the provisions of this Code is a basic condition of employment
with KACALP.   KACALP's reputation for fair and honest dealing with its clients and the investment community in general, is of paramount importance. Employees are urged to seek the advice of the CCO or GC for any questions as to the application of this Code to their individual circumstances.

Only those Employees deemed as Access Persons are subject to these policies. A list of employees considered Access Persons is maintained by Compliance. Employees considered Access Persons are notified on a quarterly basis. For purposes of this policy, any reference to "employee(s)" means Access Person.

B. PERSONAL SECURITIES TRANSACTIONS POLICY

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Securities Transactions Policy set forth below.

1. PROHIBITED TRANSACTIONS

A. GENERAL RULE. Employees may not trade securities in the public markets in the asset classes in which KACALP is generally active, including but not limited to energy related

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master limited partnerships and affiliates, marine transportation companies, closed end trusts (other than KACALP managed closed end funds and municipal closed end-trusts, royalty trusts, and high yield bonds. As deemed appropriate, Compliance may grant exceptions to this general rule. Further employees may engage in purchases directly from an issuer, whether registered or pursuant to an exemption from registration, if such participation does not compromise the interests of client accounts also participating in the purchase of such offering , whether with respect to allocations, pricing or otherwise, as determined by Compliance.

The following exceptions to the foregoing prohibition apply, subject to the pre-clearance provisions below:

         o Sales of existing positions that have been held for not less than 90 days.

The determination of whether or not a security falls within the scope of KACALP's activities shall be made by Compliance, only after consultation with the portfolio managers who Compliance reasonably believes may engage in client transactions in the same asset class.

B. PRE-CLEARANCE. Employees may not trade securities for which the transactions pre-clearance procedures, as applicable, set forth below have not been satisfied.

C. INITIAL PUBLIC OFFERINGS. No employee may acquire beneficial ownership of equity securities in an initial public offering until after the public offering and then only at the prevailing market price.

D. PRIVATE PLACEMENTS. Employees wishing to acquire beneficial ownership of securities through a private placement must have written approval to do so from Compliance. In determining whether to grant the approval, Compliance determines whether or not the employee's acquisition of the security precludes advisory clients from purchasing the security. In addition, the officer is to determine that the investment is not being offered to the employee (exclusive of KACALP) strictly by virtue of the employee's position with KACALP.

E. SHORT-TERM TRADING. Employees who purchase securities covered by the pre-clearance procedures below are required to do so with a bona fide intent to hold for 90 days or more, from the time the position is established.
Compliance may make an exception, but only on an isolated basis where there is a demonstrated unanticipated and immediate need for liquidity or a very significant change in market conditions for the particular security. Securities exempt from the pre-clearance procedures below are not required to be held for 90 days, but regular short-term trading is discouraged. Senior Management reserves the right to suspend or cancel the ability of an employee to engage in short-term trading if the short-term trading has the potential to interfere with the employee's performance, or if an abusive trend of trading is discovered.

Notwithstanding the preceeding paragraph, where employees acquire securities in an issuer placement (whether registered or not) alongside managed accounts, and such

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managed accounts have sold their acquired positions, participating employees may subsequently sell such securities without respect to the 90- day requirement.

F. FRONT-RUNNING. KACALP strictly forbids "front-running" client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts.

2. TRANSACTION PRE-CLEARANCE PROCEDURES

A. WRITTEN PRE-CLEARANCE. Employees must have written clearance from Compliance for all personal securities transactions BEFORE executing the transactions.

Generally, employees may complete KACALP's Pre-Clearance Form or may request pre-clearance via email. In either case, KACALP shall maintain the pre-clearance forms in conjunction with applicable record-keeping rules.

Once pre-clearance is granted by Compliance, the employee has the remainder of the day to execute the transaction. The pre-clearance approval is good only for the day in which the approval is granted, unless a longer clearance period is specified by the person granting pre-clearance. No pre-clearance is required for the exempt securities and exempt transactions noted below.

B. SECURITIES COVERED. The pre-clearance policy applies to any, stock, bond, debenture, future, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement (including partnerships and limited liability companies), collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, options for non-exempt securities, closed-end funds, or in general, any interest or instrument commonly known as a security.

C. EXEMPT SECURITIES. Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, shares of open-end mutual fund companies that are not advised or sub-advised by the firm and exchange traded funds are exempt from the pre-clearance policy. Commodities, futures and options traded on a commodities exchange, are not considered securities.

D. BENEFICIAL OWNERSHIP. Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

         o Securities held by members of employees' immediate family or partner sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law,

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                  son-in-law, daughter-in-law, brother-in-law or sister-in-law.
                  Adoptive relationships are included.

         o Employees' interests as a general partner in securities held by a general or limited partnership.

         o Employees' interests as a manager/member in the securities held by a limited liability company.

Except for KACALP managed funds, employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

INDEPENDENT DIRECTORS. An independent director of the Fund is not covered by the prohibitions and pre-clearance requirements of this section unless that director knows or should know of a transaction or contemplated transaction by the Fund or KACALP.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

         o Ownership of securities as a trustee where either the employee or members of the employees' immediate family have a vested interest in the principal or income of the trust.

         o        Ownership of a vested beneficial interest in a trust.

         o An employee's status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

E. EXEMPT TRANSACTIONS. The following transactions are considered exempt transactions and do not require pre-clearance:

         o Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.

         o Any transactions occurring in an account that is managed on a fully- discretionary basis by an unaffiliated money manager.

         o Purchases of securities through DRIPS (dividend reinvestment plans).

         o Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

         o Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.

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         o        Purchases or sales of exchange-traded (subject to quarterly reporting requirements).

         o Purchases or sales of interests in any private fund managed by KACALP and available generally to KACALP's clients.

Compliance may also exempt certain transactions on a trade-by-trade    basis.

3. APPLICATION OF PERSONAL SECURITIES TRANSACTIONS POLICY

This policy covers all employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

4. MONITORING OF PERSONAL SECURITIES TRANSACTIONS

KACALP is required to review personal securities transactions and holdings
reports periodically.   The CCO is responsible for reviewing and monitoring
personal securities transactions and trading patterns of its Access Persons. A member Compliance reviews and monitors the personal securities transactions
and trading patterns of the CCO.   The review of personal securities holdings
and transaction reports can include the following:

         o An assessment of whether the Access Person followed required internal procedures, such as pre-clearance;

         o Periodically analyzing the Access Person's trading for patterns that may indicate abuse, including market timing.

Before making any determination that a non-compliant   transaction may have
been made by an Access Person, the CCO gives such person an opportunity to supply additional explanatory information. If the CCO determines that noncompliance with the Code of Ethics has or may have occurred; the issue along with supporting documentation will be brought to the attention of the General Counsel and/or Senior Management for discussion and action.

The Chief Compliance Officer maintains a current list of all Access Persons, and takes steps to ensure that all reporting Access Persons have submitted statements in a timely manner.

5. HOLDINGS/TRANSACTIONS REPORTING

A. INITIAL HOLDINGS REPORT. Employees may only personally trade securities through a registered broker/dealer or through a company sponsored DRIP. Each employee

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must require its broker/dealer to send to KACALP's Compliance Department duplicate brokerage account statements and trade confirmations.

New employees are required to disclose all of their personal securities holdings (whether covered or exempt under the pre-clearance procedures) within 10 days of commencement of employment. The Initial Securities Holding information must be current as of a date NO MORE THAN 45 DAYS BEFORE THE REPORT IS SUBMITTED. KACALP maintains these records in accordance with the record-keeping rule. This report must include the following information:

         o A list of securities, including the title, number of shares, or principal amount (if fixed income securities) of each covered security in which the employee has any direct or indirect beneficial interest or ownership as of the date the employee became an employee;

         o The name of any broker, dealer or bank with whom the employee maintains an account, or in any other account in which securities held for the direct or indirect benefit or ownership of the employee;

         o        The date the report is submitted to the CCO by the employee.

B. QUARTERLY TRANSACTION REPORTS.   Every employee must submit a PERSONAL
SECURITIES TRANSACTIONS REPORT to the CCO NOT LATER THAN 15 DAYS AFTER the end of each calendar quarter listing all securities transactions executed during that quarter in the employee's brokerage account(s) or in any account(s) in which the employee may have any direct or indirect beneficial interest or ownership INCLUDING CASES WHERE NO TRANSACTIONS WERE EXECUTED. The QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT must contain the following information:


         o The date of each transaction, the name of the security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;

         o The nature of the transaction (i. e. , purchase, sale or any other type of acquisition or disposition);

         o        The price at which the covered security was effected;

         o The name of the broker, dealer or bank through whom the transaction was effected;

         o In addition to the securities transaction data, the report will contain representations that the employee (i) during the period, has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to KACALP, and
                  (iii) agrees to notify KACALP if he/she opens a personal securities account which has not otherwise been disclosed to KACALP; and

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         o        The date the report is submitted to the CCO by the employee.
                  (Note: The report must be submitted to the CCO WITHIN 15 CALENDAR DAYS following the end of the quarter.)

Following submission of the Personal Securities Trading Report, the CCO is responsible for reviewing and monitoring personal securities transactions and trading patterns of its employees. The review of personal securities holdings and transaction reports can include the following:

                  o An assessment of whether the employee followed required internal procedures, such as pre-clearance;

                  o Periodically analyzing the employee's trading for patterns that may indicate abuse, including marketing timing.

Senior Management may impose sanctions on employees as deemed appropriate for failure to submit all required reports in a timely manner.

C. ANNUAL SECURITIES HOLDINGS REPORT. Every employee must submit an Annual Personal Securities Holdings Report to the CCO listing all covered securities held by the employee as of December 31 of each year. The report must be submitted not later than 30 calendar days following year-end and must be current as of a date no more than 45 days before the report is submitted. The Annual Personal Securities Holding Report must contain the following information:

         o The title, number of shares or principal amount (if fixed income securities) of each covered security in which the employee had any direct or in-direct beneficial ownership interest or ownership;

         o The name of any broker, dealer or bank with whom the employee maintains an account in which any covered securities are held for the direct or indirect benefit of the employee; and

         o The date the annual report is submitted by the employee to the CCO.

Following submission of the Annual Personal Securities Holding Report, the CCO reviews each report for any evidence of improper trading activities or conflicts of interest.

In addition, employees are required annually to read and sign KACALP's Code of Conduct.

D. DUPLICATE CONFIRMATIONS AND STATEMENTS. All employees are required to direct their brokers to provide to the CCO, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

E. CERTIFICATION OF COMPLIANCE.

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         o        INITIAL CERTIFICATION. KACALP provides all employees with a copy of the Code of Ethics at the time of employment. KACALP requires all new employees designated as Access Persons to certify in writing that they have (i) received a copy of the code; (ii) read and understand all provisions of the code; and
                  (iii) agreed to comply with the terms of the code.

         o Acknowledgement of Amendments. KACALP provides all employees with any amendments to the code. KACALP requires all employees to certify in writing they have received, read, and understood the amendments to the code.

         o Annual Certification. Annually, all employees certify that they have read, understood, and complied with the code of ethics. The certification includes a representation that the employee has made all reports required by the code and has not engaged in any prohibited conduct.

F. RECORDKEEPING. Effective with the January 7, 2005 implementation date of rule 204A-1, KACALP maintains the following records in a readily accessible place:

         o A copy of each code that has been in effect at any time during the past five years;o A record of any violation of the code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

         o A record of all written acknowledgments of receipt of the code and amendments for each person who is currently, or within the past five years was deemed an Access Person. These records are kept for five years after an individual ceases to be an Access person of KACALP.

         o        Holdings and transaction reports made pursuant to the code;

         o A list of the names of persons who are currently, or within the past five years, were Access Persons;

         o A record of any decision and supporting reasons for approving acquisition of securities by Access Persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted;

         o A record of any decisions that grant an Access person a waiver from or exception to the code.

G. ADMINISTRATION AND ENFORCEMENT OF THE CODE

         o FORM ADV DISCLOSURE. KACALP includes a description of its Code of Ethics in Schedule F of Form ADV, Part II, and provides a copy of this code to any client or prospective client upon request.

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         o        TRAINING AND EDUCATION. The CCO periodically conducts
                  training regarding the Code of Ethics. Employees are required to attend training sessions and/ or read all applicable materials.

         o ANNUAL REVIEW. The CCO, in conjunction with the GC, at least annually reviews the adequacy of the code and the effectiveness of its implementation.

         o REPORTING VIOLATIONS. KACALP requires all employees to promptly report any apparent or suspected violations, in addition to actual or know violations of the Code of Ethics to CCO or the GC. Reports are treated confidentially to the extent permitted by law, and investigated promptly and appropriately. Reports may be submitted anonymously.

         o TYPES OF REPORTING. Employees should report the following types of violation; non-compliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the firm's business; material misstatements in regulatory filings, internal books and records, client records, or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

o RETALIATION. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

H. SANCTIONS. Any violation of the code by an employee can result in sanctions as deemed appropriate by Senior Management. Sanctions can include but are not limited to a letter of reprimand, disgorging of any profits made, temporary or permanent suspension of trading for any employee or related accounts, monetary fines, suspension, or termination of employment, or any other sanction deemed appropriate by senior management.

I. WAIVERS to Policy. Upon written request to Compliance, Compliance may waive any non-regulatory imposed constraint for sufficient business reasons. Waivers will be maintained by the CCO

Please direct any questions concerning the Code of Ethics to the CCO, GC, or Senior Management.

C. INSIDER TRADING MATTERS

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser.

1. INSIDER TRADING POLICY

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Although "insider trading" is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

         o Trading by an insider while in possession of material non-public information; or

         o Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

         o Communicating material non-public information to others in breach of a fiduciary duty.

         o Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

2. ETHICAL WALL POLICY

A. GENERAL. KACALP has implemented the following policy and procedures to prevent the misuse and the appearance of misuse of confidential non-public information. When KACALP begins to work on a transaction involving a financing, restructuring, merger or other significant corporate transaction, KACALP may possess information affecting an issuer that is not publicly available. Yet, while one person or group is receiving the confidential non-public information, other parts of KACALP may be engaged in activities involving the publicly traded securities of the issuer. Under the law, and in consideration of its professional responsibilities, KACALP must not use material non-public information improperly to benefit KACALP or its clients in the public securities market. Indeed, KACALP must avoid even the appearance of so misusing non-public information. For the purposes of this policy, confidential information is considered material if it would be relevant to an investor in making a decision to buy or sell a security. Information normally is considered confidential non-public until it has effectively been circulated to the general public by means such as a news wire story, press release or filing with the Securities and Exchange Commission.

KACALP employees with confidential non-public information must not disclose it to anyone who does not have a proper "need to know." This policy of non-disclosure, known as the "Ethical Wall," is designed to keep the information confidential. While there are circumstances in which trading or dissemination of research must be restricted, reliance on a successfully operating Ethical Wall allows KACALP to minimize such restrictions. In doing so, the Ethical Wall permits KACALP personnel in non-affected areas to continue to engage in activities involving an issuer's securities without signaling

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to the marketplace that KACALP is working on a transaction with the issuer.

Adherence to the Ethical Wall policy may, at times, limit the performance of portfolio managers that are not privy to non-public information possessed elsewhere in KACALP. Nonetheless, adherence to this policy is mandatory. However, this policy is not intended to increase standards of law or regulation applicable to KACALP nor to provide clients with rights they would not otherwise have.

B. POLICY OPERATION. To control access to non-public information, a formal Ethical Wall has been erected within KACALP, as follows:

         o Each of the private transaction groups within KACALP is surrounded by an Ethical Wall. The private transaction groups encompass those persons who are engaged in creating, structuring, negotiating and consummating private investments.

The locations of these walls has been determined based on (i) the likelihood that the investment professionals within the private transaction groups are likely to come into possession of confidential non-public information, (ii) the need to shield other investment professionals to prevent the potential or perceived misuse of that information, and (iii) the need to allow other groups and investment professionals to engage in activities involving an issuer while an investment professional in the private transaction group is in possession of non-public information related to the issuer.

The establishment of this barrier is not intended to suggest that, within the private transaction groups, non-public information can circulate freely. Even within this area, a "need to know" policy is fully in effect. Nor is it intended that all communications between KACALP personnel in different walled off groups be completely prohibited. Such communications, however, should be conducted in accordance with the guidelines below.

C. CROSSING THE ETHICAL WALL. Certain KACALP personnel are required to transcend the Ethical Wall. The CEO, CIO, GC and other officers, when performing their overall management, compliance or counseling responsibilities, are required to have ongoing contact with senior personnel across KACALP.
These discussions occasionally may require that non-public information about transactions or issuers be communicated. Such personnel who have obtained non-public information from a walled-off area in the course of their exercise of general managerial, compliance or counseling responsibilities may not participate in or use that information to influence trading decisions or strategies, research analyses or recommendations or other activities involving the affected issuers, nor may they pass that information to others for use in such activities.

If personnel on the knowledgeable side of an Ethical Wall determine that communication of non-public information to personnel on the other side of such Ethical Wall is required (for example, if a portfolio manager decides that the assistance of a research analyst would be beneficial in evaluating a prospective acquisition), they must obtain the approval of the GC and/or CEO. If personnel on the unknowledgeable side of an Ethical

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Wall engage in trading, research, advisory or other activity involving the issuer, ordinarily they will be required to immediately cease such activity upon receiving material non-public information about the issuer. The GC and/or CEO must be notified of the communication.

Personnel brought "over the Ethical Wall" will be restricted from engaging in their customary activities with respect to the issuers involved in the transaction from the time they receive material non-public information until that information either is made available to the general public or ceases to be material. In relation to the particular transaction, personnel brought over the Ethical Wall will be viewed as members of the group primarily responsible for the transaction and usually can be given access to all information necessary to enable them to work on the transaction. Other than with respect to the issuers involved in the particular transaction, they may continue to work in their normal area of operation. For this reason, extreme care should be taken to ensure they are not put in possession of non-public information about other transactions or issuers that might prejudice or inhibit the proper performance of their other functions in their normal area of operation.

D. ETHICAL WALL SAFEGUARDS. Personnel on the knowledgeable side of the Ethical Wall must conduct all oral and written business protected by the Ethical Wall outside of the trading area and other common areas;

         o are strongly encouraged to conduct such business and communications in a closed office; and

         o must not attempt to communicate any trading strategies or trading intentions regarding issuers that are protected by the Ethical Wall.

Any confidential non-public information possessed by a private transaction group should be maintained in a separate, secure filing area (E.G., filing cabinets or desk drawers that are locked when not in use). Reasonable efforts should be made to protect the confidentiality of such non-public information.

Without advance permission from the GC, KACALP personnel outside of the private transaction groups are not permitted access to files or other information possessed by the private transaction groups. Exceptions to this prohibition are provided to legal and compliance personnel to the extent necessary to carry out their responsibilities within Kayne Anderson.

Certain provisions of the Ethical Wall reflect explicit requirements of the federal securities laws and exchange or other regulatory body rules. In compelling circumstances, regulatory bodies may grant exceptions to certain of these provisions. Other provisions have been adopted as a matter of KACALP policy or are based on general requirements in the federal securities laws or exchange or other regulatory body rules and related policies without dictating their specific content. Where appropriate, and for good cause shown, exceptions may be granted to such provisions by the GC.

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3. GRAY LIST AND RESTRICTED LIST

On occasion, it may not be possible to rely solely on Ethical Wall policies to control possible misuse or the appearance of misuse of confidential non-public information. As discussed below, KACALP has adopted Gray and Restricted List procedures to supplement the Ethical Wall.

It is the responsibility of the senior investment professional involved in a transaction to assure that GC and/or Chief Compliance Officer ("CCO") is contacted at the appropriate time to place an issuer, or a subsidiary of an issuer on the Gray List or Restricted List. The following section is intended to serve as a general guide to understanding the Gray List and Restricted List. Nevertheless, each transaction is different. It will not always be clear how a particular case should be handled. Questions regarding placement of an issuer on the Gray list or Restricted List and the effects of these restrictions should be directed to the GC and/or CCO.

A. PLACING ISSUERS ON THE RESTRICTED LIST. Generally, an issuer will be placed on the Restricted List if KACALP personnel are aware of confidential non-public information in connection with a proposed transaction that has a more likely than not prospect of being consummated. The senior officers of each investment Group ("Group"): MLP Private Funds, Energy Private Equity, Real Estate Private Equity, Mezzanine Finance, and Growth Private Equity will notify the GC and /or CCO that an issuer should be placed on the restricted list. In cases where confidential non-public information concerning an issuer is material to an investment decision with respect to another issuer, the latter issuer should be included in the Restricted List at the time the former issuer is included in the Restricted List. In any case, where a term sheet (signed by both parties) or letter of intent has been entered into with a company, with publicly traded securities, such company will be placed on the Restricted List regardless of any open conditions. Unless the GC and/or CCO determines that an issuer should not be placed on the Restricted List, the GC and/or CCO will notify Compliance and Risk Management via email. Compliance or Risk Management will then add the issuer to the Restricted List maintained in the Firm's order management system, which restricts these issuers from being bought or sold.

B. REMOVING ISSUERS FROM THE RESTRICTED LIST. The senior officers of each investment Group head will notify either the GC and/or the CCO that an issuer that they placed on the Restricted List should be removed from the Restricted List. Issuers can be removed from the Restricted List when a deal has been consummated and announced or if the deal has been terminated. The GC and/or the CCO will notify Compliance and Risk Management via email of their decision. Compliance or Risk Management will then take the appropriate action of updating the Restricted List.

C. PLACING ISSUERS ON THE GRAY LISTS. An issuer should be placed on a Gray List in cases where KACALP personnel become aware of confidential non-public information concerning a public company but no transaction is more likely than not to be consummated in connection therewith. The senior officers of each investment Group will notify the GC and the CCO that an issuer should be placed on the Gray List. Unless the GC or CCO determines that an issuer should not be placed on the Gray List, the GC

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and/or CCO will notify Compliance via email. Compliance will maintain a separate Gray List for each Group, and no Group will have access to the Gray Lists of the other Groups. D. REMOVING ISSUERS FROM THE GRAY LIST. The senior officers of each investment Group head will notify either the GC and/or the CCO that an issuer should be removed from the Gray List. Issuers can be removed from the Gray List when the confidential non-public information becomes stale; the issuer is moved to the Restricted List; or if a determination is made not to proceed with any transaction with the issuer. The GC and/or CCO will notify Compliance via email of their decision. Compliance will then take the appropriate action of updating the Gray List.

E EFFECT OF INCLUSION ON THE GRAY LISTS AND RESTRICTED LIST. The Gray Lists and Restricted List are primarily designed to prevent misuse or the appearance of misuse of confidential non-public information from both a business and personal perspective. KACALP employees will not be allowed to purchase or sell securities of issuers on the Gray Lists or Restricted List for their own account. Affected personnel should not disclose to anyone else within KACALP any information regarding the halting of specific trades due to inclusion on the Restricted or Gray List. However, such disclosure is allowed if the GC has specifically authorized such disclosure on the ground that it is clear no material non-public information would be communicated by such disclosure.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

         o Are not to trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

         o Are not to cause securities transaction to be effected without first confirming that the issuer is not on the Restricted List.

         o Are not to engage in securities transactions of any company, except in accordance with KACALP's Personal Securities Transaction Policy and the securities laws.

         o Are not to discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

         o Are immediately to report the potential receipt of non-public information to the CCO and GC.

         o In cases not involving prohibited insider trading, the GC may authorize a transaction in a security of an issuer then included in the Restricted List. Such authorization shall be in writing and explain the basis for allowing such transaction

4. OFFICERS, TRUSTEES OR DIRECTORS OF OUTSIDE ORGANIZATIONS

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Employees may serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations, and not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, KACALP may determine that it is in its clients' best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients' portfolios may be undergoing a reorganization that may affect the value of the company's outstanding securities and the future direction of the company. Service with organizations outside of KACALP can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that the employee does not communicate such information to other KACALP employees who do not have a need to know such information to perform their duties.

Similarly, KACALP may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire KACALP.

KACALP employees are prohibited from engaging in such outside activities without the prior approval from the GC. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

5. GIFTS AND ENTERTAINMENT.

 A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Employees should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the employee.


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         o        GIFTS. No employee may receive any gift, service, or other things of more than a $400.00 value per year from any person or entity that does business with or on behalf of KACALP, without the pre-approval by Compliance. No employee may give or offer any gift of more than $400.00 value per year to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre-approval by Compliance. Compliance will maintain a Gift Log of all gifts over $400.00 given or received from or by any KACALP employees. The Gift Log will include: employee name, type of gift, dollar amount of gift, and sender of the gift.

         o CASH. No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of KACALP without approval from Compliance.

         o ENTERTAINMENT. No employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of KACALP.

POLITICAL AND CHARITABLE CONTRIBUTIONS

Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. KACALP prohibits its supervised persons from considering KACALP's current or anticipated business relationships as a factor in soliciting political or charitable donations.

POLITICAL CONTRIBUTIONS BY EMPLOYEES

The SEC has an adopted a new pay to play anti-fraud rule for Advisers. The new rule prohibits advisers from seeking to influence the award of advisory contracts by a "government entity" (e.g., public pension plans) through political contributions to or for those officials who are in a position to influence the awards.

There are three major aspects to this rule:

         o Two-Year Time Out. The two-year "time-out" will prohibit an adviser from receiving compensation from a government entity for two years after the adviser or its covered associate makes a political contribution to a covered official of the government entity that is in a position to influence the award of the advisory business.
         o Prohibits an adviser from paying third party solicitor, placement agents, and other consultants to solicit government entities for advisory business.
         o Prohibits the adviser or its covered associates from coordinating (or soliciting any person or PAC to make) any:
                  (1) Contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services or (2) payment to a political party of a state or locality where the adviser is providing or seeking to provide advisory services to a government entity.

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Effective September 13, 2010, political contributions outside of the following exemptions will require pre-clearance from Compliance:

If you are entitled to vote for the government official, you may contribute $350 or less to the official, per election (No pre-clearance required)

If you are not entitled to vote for the government official, you may contribute $150 or less to the official (No pre-clearance required)

Any political contributions outside of the above perimeters require pre-clearance.

As a side note, political contributions to national parties (i.e., Democratic National Party, Republication National Party) are not subject to this rule.

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